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                     October 20, 2022

       Claire Bramley
       Chief Financial Officer
       Teradata Corporation
       17095 Via Del Campo
       San Diego, CA 92127

                                                        Re: Teradata
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-33458

       Dear Claire Bramley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Molly Treese